Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PST JANUARY 27, 2012

CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $5.1 BILLION,

COMPARED TO $5.3 BILLION IN FOURTH QUARTER 2010

•	Full-year earnings are a record $26.9 billion
•	Oil and gas reserves replacement reaches 171 percent for the year

SAN RAMON, Calif., January 27, 2012 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.1 billion ($2.58 per share – diluted) for the fourth quarter 2011, compared with $5.3 billion ($2.64 per share – diluted) in the 2010 fourth quarter.

Full-year 2011 earnings were $26.9 billion ($13.44 per share – diluted), up 41 percent from $19.0 billion ($9.48 per share – diluted) earned in 2010.

Sales and other operating revenues in the fourth quarter 2011 were $58 billion, up from $52 billion in the year-ago period, mainly due to higher prices for crude oil and refined products.

Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2011	2010	2011	2010

Earnings by Business Segment
Upstream	$5,737	$4,847	$24,786	$17,677
Downstream	(61)	742	3,591	2,478
All Other	(553)	(294)	(1,482)	(1,131)

Total (1)(2)	$5,123	$5,295	$26,895	$19,024

(1) Includes foreign currency effects	$ (83)	$ (99)	$ 121	$(423)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“Chevron had an outstanding year financially,” said Chairman and CEO John Watson, “with record earnings and cash flow. This reflects our exceptionally strong upstream portfolio, as well as higher 2011 crude prices. Full-year earnings also benefited from improved downstream sales margins. Our financial strength enabled us to both invest in our development projects and to acquire several new resource opportunities. At the same time, we raised the annual dividend twice and increased outlays for our common stock repurchase program. Beyond our strong financial performance, we also had an outstanding year in terms of oil and gas reserves replacement.”

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Watson continued, “In the fourth quarter, we took another important step forward in our efforts to commercialize the company’s significant natural gas resources with the start of construction at the Wheatstone liquefied natural gas project in Australia. We also recently announced two additional natural gas discoveries in the Carnarvon Basin that will help underpin future LNG expansion opportunities. At the same time, we ramped up production to over 330 million cubic feet per day at the Platong II natural gas project in the Gulf of Thailand.”

Watson commented that the company added approximately 1.67 billion barrels of net oil-equivalent reserves in 2011. These additions, which are subject to final reviews, equate to 171 percent of net oil-equivalent production for the year. “The Wheatstone Project was the largest component of our reserve adds this year,” noted Watson, “and we continued to build legacy positions with additions from acquisitions in the Marcellus Shale and multiple development projects in the deepwater Gulf of Mexico.” The company will provide additional details relating to 2011 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 23.

“In the downstream business, we successfully completed the second year of a multiyear plan to improve returns,” Watson added. Efforts continued on streamlining the asset portfolio, with completion of the sale of refining and marketing assets in the United Kingdom and Ireland, including the Pembroke Refinery. The company also completed the sale of its marketing businesses in five countries in Africa, and its fuels marketing and aviation businesses in 16 countries in the Caribbean and Latin America.

The company purchased $1.25 billion of its common stock in the fourth quarter 2011 under its share repurchase program. At the end of the year, balances of cash, cash equivalents, time deposits and marketable securities totaled $20.1 billion, up $3 billion from the end of 2010. Total debt at December 31, 2011 was $10.2 billion, down $1.3 billion from a year earlier.

UPSTREAM

Worldwide net oil-equivalent production was 2.64 million barrels per day in the fourth quarter 2011, down from 2.79 million barrels per day in the 2010 fourth quarter. Production increases from project ramp-ups in Thailand, the United States, Nigeria and Brazil, and new volumes stemming from acquisitions in the Marcellus Shale were more than offset by normal field declines, maintenance-related downtime and a 25,000 barrels per day negative effect of higher prices on entitlement volumes.

U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2011	2010	2011	2010

Earnings	$1,605	$930	$6,512	$4,122

U.S. upstream earnings of $1.61 billion in the fourth quarter 2011 were up $675 million from a year earlier. The benefit of higher crude oil realizations was partly offset by lower production.

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The company’s average sales price per barrel of crude oil and natural gas liquids was $101 in the fourth quarter 2011, up from $76 a year ago. The average sales price of natural gas was $3.62 per thousand cubic feet, compared with $3.65 in last year’s fourth quarter.

Net oil-equivalent production of 661,000 barrels per day in the fourth quarter 2011 was down 37,000 barrels per day, or 5 percent, from a year earlier. The decrease in production was associated with normal field declines and maintenance-related downtime. Partially offsetting this decrease was new Marcellus Shale production and increases at the Perdido project in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 7 percent in the 2011 fourth quarter to 447,000 barrels per day, while net natural gas production decreased 1 percent to 1.29 billion cubic feet per day.

International Upstream

	Fourth Quarter		Year
Millions of Dollars	2011	2010	2011	2010

Earnings*	$4,132	$3,917	$18,274	$13,555

*Includes foreign currency effects	$(3)	$(53)	$211	$(293)

International upstream earnings of $4.13 billion increased $215 million from the fourth quarter 2010. Higher realizations for crude oil increased earnings between quarters. This benefit was partly offset by higher tax charges, lower volumes and higher operating expenses. Foreign currency effects had little net impact on earnings in the 2011 fourth quarter, compared with a decrease of $53 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2011 fourth quarter was $101 per barrel, up from $79 a year earlier. The average price of natural gas was $5.55 per thousand cubic feet, compared with $4.81 in last year’s fourth quarter.

Net oil-equivalent production of 1.98 million barrels per day in the fourth quarter 2011 was down 108,000 barrels per day from a year ago. Production increases from project ramp-ups in Thailand, Nigeria and Brazil were more than offset by maintenance-related downtime, normal field declines, and a 25,000 barrels per day negative effect of higher prices on entitlement volumes. The net liquids component of oil-equivalent production decreased 7 percent to 1.37 million barrels per day, while net natural gas production declined 2 percent to 3.66 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2011	2010	2011	2010

Earnings	$(204)	$475	$1,506	$1,339

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U.S. downstream operations lost $204 million in the fourth quarter 2011, compared with earnings of $475 million a year earlier. The decline primarily reflected the absence of a $400 million gain on the sale of the company’s ownership interest in the Colonial Pipeline Company recognized in the fourth quarter 2010, and weaker margins on refined product sales.

Refinery crude oil input of 763,000 barrels per day in the fourth quarter 2011 decreased 113,000 barrels per day from the year-ago period, mainly due to maintenance-related downtime at the Richmond Refinery. Refined product sales of 1.23 million barrels per day were down 69,000 barrels per day from the fourth quarter of 2010, mainly due to lower gasoline and residual fuel oil sales. Branded gasoline sales decreased 3 percent to 515,000 barrels per day due to weaker demand.

International Downstream

	Fourth Quarter		Year
Millions of Dollars	2011	2010	2011	2010

Earnings*	$143	$267	$2,085	$1,139

*Includes foreign currency effects	$(81)	$(52)	$(65)	$(135)

International downstream operations earned $143 million in the fourth quarter 2011, compared with $267 million a year earlier. The decline was primarily due to weaker margins. Foreign currency effects decreased earnings by $81 million in the 2011 quarter, compared with a decrease of $52 million a year earlier.

Refinery crude oil input of 805,000 barrels per day decreased 235,000 barrels per day from the fourth quarter of 2010, primarily due to the sale of the Pembroke Refinery. Total refined product sales of 1.57 million barrels per day in the 2011 fourth quarter were 12 percent lower than a year earlier, primarily related to the sale of the company’s refining and marketing assets in the United Kingdom and Ireland. Excluding the impact of 2011 asset sales, sales volumes were 3 percent higher between periods.

ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2011	2010	2011	2010

Net Charges*	$(553)	$(294)	$(1,482)	$(1,131)

*Includes foreign currency effects	$1	$6	$(25)	$5

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.

Net charges in the fourth quarter 2011 were $553 million, compared with $294 million in the year-ago period. The change between periods was mainly due to higher employee compensation and benefits expenses, and higher corporate tax charges.

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CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in 2011 were $29.1 billion, compared with $21.8 billion in 2010. The amounts included $1.7 billion in 2011 and $1.4 billion in 2010 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 89 percent of the companywide total in 2011. These amounts exclude the acquisition of Atlas Energy, Inc., which was accounted for as a business combination.

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NOTICE

Chevron’s discussion of fourth quarter 2011 earnings with security analysts will take place on Friday, January 27, 2012, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected first quarter 2012 interim performance data for the company and industry on its Web site on Tuesday, April 10, 2012, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 through 34 of the company’s 2010 Annual Report on Form 10-K. In

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addition, such statements could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1

CHEVRON CORPORATION—FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Year Ended
(unaudited)	Ended December 31		December 31

	2011	2010	2011	2010
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$58,027	$51,852	$244,371	$198,198
Income from equity affiliates	1,567	1,510	7,363	5,637
Other income	391	665	1,972	1,093

Total Revenues and Other Income	59,985	54,027	253,706	204,928

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	36,363	30,109	149,923	116,467
Operating, selling, general and administrative expenses	7,278	6,751	26,394	23,955
Exploration expenses	386	335	1,216	1,147
Depreciation, depletion and amortization	3,313	3,439	12,911	13,063
Taxes other than on income *	2,680	4,623	15,628	18,191
Interest and debt expense	—	4	—	50

Total Costs and Other Deductions	50,020	45,261	206,072	172,873

Income Before Income Tax Expense	9,965	8,766	47,634	32,055
Income tax expense	4,813	3,446	20,626	12,919

Net Income	5,152	5,320	27,008	19,136
Less: Net income attributable to noncontrolling interests	29	25	113	112

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,123	$5,295	$26,895	$19,024

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.61	$2.65	$13.54	$9.53
- Diluted	$2.58	$2.64	$13.44	$9.48
Dividends	$0.81	$0.72	$3.09	$2.84

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,972,803	1,998,005	1,986,482	1,996,786
- Diluted	1,987,146	2,009,104	2,000,785	2,006,541

* Includes excise, value-added and similar taxes.	$1,713	$2,136	$8,085	$8,591

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Attachment 2

CHEVRON CORPORATION—FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Upstream
United States	$1,605	$930	$6,512	$4,122
International	4,132	3,917	18,274	13,555

Total Upstream	5,737	4,847	24,786	17,677

Downstream
United States	(204)	475	1,506	1,339
International	143	267	2,085	1,139

Total Downstream	(61)	742	3,591	2,478

All Other (1)	(553)	(294)	(1,482)	(1,131)

Total (2)	$5,123	$5,295	$26,895	$19,024

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2011	Dec. 31, 2010
Cash and Cash Equivalents	$15,864	$14,060
Time Deposits (3)	$3,958	$2,855
Marketable Securities	$249	$155
Total Assets	$209,474	$184,769
Total Debt	$10,152	$11,476
Total Chevron Corporation Stockholders' Equity	$121,382	$105,081

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
CAPITAL AND EXPLORATORY EXPENDITURES (4)
United States
Upstream	$1,977	$1,182	$8,318	$3,450
Downstream	567	540	1,461	1,456
Other	120	104	575	286

Total United States	2,664	1,826	10,354	5,192
International
Upstream	5,110	3,966	17,554	15,454
Downstream	487	420	1,150	1,096
Other	3	6	8	13

Total International	5,600	4,392	18,712	16,563

Worldwide	$8,264	$6,218	$29,066	$21,755

(1) Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Bank time deposits with maturities greater than 90 days.
(4) Includes interest in affiliates:

United States	$83	$67	$277	$258
International	577	379	1,418	1,130

Total	$660	$446	$1,695	$1,388

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Attachment 3

CHEVRON CORPORATION—FINANCIAL REVIEW

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	447	481	465	489
International	1,369	1,465	1,384	1,434

Worldwide	1,816	1,946	1,849	1,923

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,290	1,307	1,279	1,314
International	3,658	3,733	3,662	3,726

Worldwide	4,948	5,040	4,941	5,040

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	661	698	678	708
International	1,980	2,088	1,995	2,055

Worldwide	2,641	2,786	2,673	2,763

SALES OF NATURAL GAS (MMCF/D):
United States	6,041	5,862	5,836	5,932
International	4,319	4,511	4,361	4,493

Worldwide	10,360	10,373	10,197	10,425

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	165	156	161	161
International	86	109	87	105

Worldwide	251	265	248	266

SALES OF REFINED PRODUCTS (MB/D):
United States	1,227	1,296	1,257	1,349
International (5)	1,570	1,795	1,692	1,764

Worldwide	2,797	3,091	2,949	3,113

REFINERY INPUT (MB/D):
United States	763	876	854	890
International	805	1,040	933	1,004

Worldwide	1,568	1,916	1,787	1,894

(1) Includes interest in affiliates.
(2) Includes: Canada — Synthetic Oil	39	30	40	24
Venezuela Affiliate — Synthetic Oil	37	27	32	28
(3) Includes natural gas consumed in operations (MMCF/D):
United States	62	58	69	62
International	548	480	513	475
(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	575	596	556	562